Exhibit 10.4

EXECUTION COPY

VOTING, CONSENT AND WAIVER AGREEMENT

This VOTING, CONSENT AND WAIVER AGREEMENT (this “Agreement”) is dated December     , 2004 and entered into by and among Velocity Express Corporation, a Delaware corporation (the “Company”) and each of the shareholders signatory hereto representing at least two-thirds of issued and outstanding Series B Convertible Preferred Stock, par value $.004 per share (the “Series B Preferred Stock”), issued and outstanding Series C Convertible Preferred Stock, par value $.004 per share (the “Series C Preferred Stock”), issued and outstanding Series D Convertible Preferred Stock, par value $.004 per share (the “Series D Preferred Stock”), issued and outstanding Series F Convertible Preferred Stock, par value $.004 per share (the “Series F Preferred Stock”), issued and outstanding Series G Convertible Preferred Stock, par value $.004 per share (the “Series G Preferred Stock”), issued and outstanding Series H Convertible Preferred Stock, par value $.004 per share (the “Series H Preferred Stock”), (each such series of preferred stock is referred to herein individually as “Preferred Class” and collectively, as the “Existing Preferred” and the holders of such Existing Preferred, individually a “Preferred Holder” and collectively, the “Preferred Holders”).

WHEREAS, the Preferred Holders directly or indirectly beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), at least two-thirds (2/3) of each Preferred Class of Existing Preferred.

WHEREAS, the Company and Pequot Capital or its affiliates, Scorpion Capital Partners, L.P. or its affiliates and Special Situations Funds or its affiliates (the “Series M Purchasers”) intend to enter into Stock Purchase Agreements (the “Stock Purchase Agreements”) pursuant to which the Company will issue the Series M Purchasers shares of new Series M Convertible Preferred Stock, par value $.004 per share, (“Series M Preferred Stock”) of the Company (the “Investment”) on the terms and conditions set forth in the Stock Purchase Agreements.

WHEREAS, a condition to the effectiveness of the Stock Purchase Agreements will include the entry by two-thirds (2/3) of each Preferred Class of the Existing Preferred into this Agreement and entry by two-thirds (2/3) of the purchasers of each the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock to be authorized and issued after the next shareholders meeting of the company into a separate voting agreement covering such series of preferred stock, attached hereto as Annex B;

WHEREAS, in order to induce the Series M Purchasers to expend the time and resources required to consummate the Investment, for the benefit of all stockholders of the Company, including the Preferred Holders, the Company has requested, and the Preferred Holders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Standstill. During the Term (as defined below), each of the Preferred Holders agrees that neither it nor any of its Affiliates will directly or indirectly (i) sell, assign, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber (collectively, “Sell”) any of the Shares (as defined in Section 7(a) below) or enter into any contract, option or other arrangement or undertaking to Sell any of the Shares, or (ii)

relinquish control of the voting power with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares (other than a proxy to vote in favor of the Proposals (as defined below) at a meeting of the Company’s stockholders). For the purposes of this Agreement, “Term” will mean the period from the date of execution of this Agreement until 30 days following the next meeting of the Company’s shareholders.

2.	Voting and Support. During the Term, each of the Preferred Holders does hereby irrevocably agree to vote (or cause to be voted) all of the Shares (as defined in Section 7(a) below) held by it at every annual, special or adjourned meeting of the stockholders (including any consent in lieu of a meeting) of the Company (i) in favor of the adoption of each of the Proposals set forth on Annex A attached hereto and the approval of the transactions contemplated by the Stock Purchase Agreements, (ii) against any proposal relating to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Stock Purchase Agreements or which would result in any of the conditions to the Company’s obligations under the Stock Purchase Agreements not being fulfilled, (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Stock Purchase Agreements, and (iv) except as specifically requested in writing by the Company in advance, against any other action which is intended or would reasonably be expected to impede, interfere with, delay postpone, discourage or materially adversely affect the Investment, the transactions contemplated by the Stock Purchase Agreements or the contemplated economic benefits of any of the foregoing. During the Term, the Preferred Holders will not enter into any agreement or understanding with any Person to vote in any manner inconsistent with this Section 2.

3.	IRREVOCABLE PROXY. EACH PREFERRED HOLDER DOES HEREBY GRANT TO, AND APPOINT THE COMPANY AND WESLEY C. FREDENBURG, IN HIS RESPECTIVE CAPACITY AS OFFICER OR REPRESENTATIVE OF THE COMPANY, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF THE COMPANY, AND ANY OTHER DESIGNEE OF PARENT, AS HIS IRREVOCABLE (DURING THE TERM) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE HIS SHARES (AS DEFINED IN SECTION 7(A) BELOW) AS INDICATED IN SECTION 2 ABOVE. EACH PREFERRED HOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (DURING THE TERM) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EFFECTUATE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS IRREVOCABLE PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH PREFERRED HOLDER WITH RESPECT TO THE SHARES. NOTWITHSTANDING THE FOREGOING, THIS IRREVOCABLE PROXY WILL BE AUTOMATICALLY REVOKED WITHOUT ANY FURTHER ACTION ON THE PART OF THE PREFERRED HOLDERS OR THE COMPANY AT THE END OF THE TERM.

4.	Conduct of Preferred Holders. During the Term, none of the Preferred Holders will (i) take, agree or commit to take any action that would make any representation and warranty of Preferred Holders hereunder inaccurate in any respect at any time, or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any representation or warranty from being inaccurate in any respect at any time, in each case except to the extent required by applicable law.

5.	Conversion. Upon (i) entry into the Stock Purchase Agreements by the Series M Purchasers, and (ii) the requisite shareholder approval of the Proposals in accordance with Section 2 hereof, each of the holders of Series B Preferred Stock signatory hereto, constituting 100% of the holders of issued and outstanding Series B Preferred Stock, hereby agree to immediately convert all of the issued and outstanding Series B Preferred Stock into Common Stock in accordance with Section 5 of the Company’s Amended and Restated Articles of Incorporation.

6.	Further Assurances. During the Term, the Preferred Holders will take such further actions and execute such further documents and instruments as may reasonably be requested by the Company to carry out the provisions of this Agreement and/or the Stock Purchase Agreements.

7.	Representations & Warranties. Each Preferred Holder represent and warrants, severally and not jointly, to the Company as follows:

(a) Valid Title, etc. With respect to the Existing Preferred such Preferred Holder signatory hereto beneficially owns (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) (each a “Share” and collectively, the “Shares”) there are no restrictions on the rights of disposition pertaining thereto, except for any restrictions contemplated herein or arising under applicable securities laws, such Preferred Holder has exclusive power to vote, exclusive power of disposition and exclusive power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Preferred Holder’s Shares with no limitations, qualifications or restrictions on these rights. Each Preferred Holder represent that neither it nor any of its Affiliates is party to or bound by any agreement with respect to the voting (by proxy or otherwise), sale or other disposition of the Shares (other than this Agreement).

(b) Non-Contravention. The execution and delivery of this Agreement by such Preferred Holder and the performance by such Preferred Holder of such Preferred Holder’s obligations under this Agreement (i) are within such Preferred Holder’s powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority, and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Preferred Holder or to a loss of any material benefit of such Preferred Holder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on him or result in the imposition of any lien on any asset of such Preferred Holder other than any conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (A) impair the ability of such Preferred Holder to perform its obligations under this Agreement or (B) prevent or delay the consummation of any of the transactions contemplated hereby.

(c) Binding Effect. This Agreement has been duly executed and delivered by such Preferred Holder, and this Agreement is the valid and binding agreement of the Preferred Holder, enforceable against it accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(d) Stock Purchase Agreements. Such Preferred Holder has reviewed and acknowledges receipt of the term sheet provided to such Preferred Holder with respect to the Stock Purchase Agreements and is familiar with the terms and the conditions set forth therein.

(e) Proposals. Such Preferred Holder has reviewed the Proposals and is familiar with the terms and the conditions set forth therein.

(f) Voting Agreement. Such Preferred Holder has reviewed the Voting Agreement (the “Voting Agreement”) with respect to the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock attached hereto as Annex B, and is familiar with the terms and conditions set forth therein.

8.	Termination. This Agreement will automatically terminate and be of no further force and effect 30 days following the conclusion next annual meeting of the Company’s shareholders. Notwithstanding anything in the previous sentence, Sections 10(b) through 10(i) will survive the termination of this Agreement and the termination of this Agreement will not affect any rights or remedies any party has with respect to the breach of this Agreement by another party prior to such termination.

9.	Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, faxed or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

if to the Company:

Four Paramount Plaza

7803 Glenroy Road, Suite 200

Bloomington, Minnesota 55439

Telecopy: (612) 492-2499

Attention: Wesley C. Fredenburg

if to a Preferred Holder:

at such addresses set forth below such Preferred Holder’s name on the signature page attached hereto.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

10.	Miscellaneous.

(a) Each Preferred Holder acknowledges and agrees that this Agreement constitutes a binding agreement of such Preferred Holder and that the Company may be irreparably damaged if for any reason such Preferred Holder fails to perform any of its obligations hereunder, and that the Company would not have an adequate remedy at law for money damages in that event. Accordingly, the Company will be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Preferred Holders. This provision is without prejudice to any other rights that the Company may have against any Preferred Holder for any failure to perform its respective obligations under this Agreement.

(b) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) This Agreement together with any Annex hereto and the Stock Purchase Agreement embodies the complete agreement and understanding among the parties concerning the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(e) Governing Law; Jurisdiction; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ANY CONFLICT OF LAW RULE OR PRINCIPLE THAT WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION). EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN ANY ACTION OR PROCEEDING THAT IS OTHERWISE PERMITTED UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MUST BE BROUGHT AND/OR DEFENDED IN SUCH COURT. EACH PARTY HERETO HEREBY CONSENTS TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE APPLICABLE LAW OF THE FORUM IN ANY ACTION BROUGHT UNDER OR ARISING OUT OF THIS AGREEMENT, AND EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT EFFECTIVELY, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(f) This Agreement shall be binding upon and inure solely to the benefit of (i) each party hereto and (ii) the Series M Purchasers, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Confidentiality. The Preferred Holders recognize that this Agreement and its terms, until otherwise disclosed by the Company are confidential information and that it has and will continue to receive additional confidential information regarding the Company. Accordingly, the Preferred Holders agree to use their reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the Company that has been or is disclosed to it or its agents in connection with the entry of the parties in to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, a Preferred Holders may make confidential information available to its respective counsel, accountants and financial advisors; provided the receiving such Preferred Holder shall remain liable for any unauthorized disclosure by such Preferred Holder’s representative.

(h) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.

(j) No amendment, modification or waiver shall be binding or effective with respect to any provisions hereof without the prior written consent of the holders of at least two-thirds of each Preferred Class of Existing Preferred outstanding, voting as a separate class, at the time such action is taken.

* * *

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of this              day of December, 2004.

Notice Address:

Name:
Title:

Annex A

Proposals

(1) To approve amendments to the Amended and Restated Articles of Incorporation of the Company (the “Articles”) in order to adopt each of the certificates of designation, preferences and rights with respect to the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series M Preferred Stock.

(2) To approve an amendment the Articles to increase number of authorized shares of Common Stock and Preferred Stock to authorize (i) a sufficient number of shares of Preferred Stock to permit the issuance of the Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock and Series M Preferred Stock and (ii) authorize a sufficient number of Shares of Common Stock available for issuance upon conversion of all of such series of Preferred Stock into Common Stock.

(3)(a) To approve an amendment to the Amended and Restated Articles of Incorporation to include the following new Section 5H:

5H. Drag Along Right. In the event that all of the then outstanding Series B Preferred Stock is converted pursuant to Section 5 hereof, upon such conversion of the Series B Preferred Stock, all of the then outstanding Initially Designated Preferred Stock, (including, without limitation, any Initially Designated Preferred Stock acquired as the result of the exercise of any outstanding warrants to purchase such series of preferred stock) shall be converted automatically into shares of Conversion Stock, and the holders of Initially Designated Preferred Stock shall surrender all of their stock certificates representing any Initially Designated Preferred Stock in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of any such series of Initially Designated Preferred Stock in accordance with this Section 5.

(b) To approve an amendment to Exhibit A to the Series G Convertible Preferred Stock Certificate of Designations to add the following new Section 5H:

5H. Drag Along Right. In the event that all of the then outstanding Series B Preferred Stock is converted pursuant to Article IV.D.5. of the Charter, upon such conversion of the Series B Preferred Stock, all of the then outstanding Series G Preferred Stock shall be converted automatically into shares of Conversion Stock, and the holders of Series G Preferred Stock shall surrender all of their stock certificates representing Series G Preferred Stock in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such series of Series G Preferred Stock in accordance with this Section 5.

(c) To approve an amendment to Exhibit A to the Series H Convertible Preferred Stock Certificate of Designations to add the following new Section 5H:

5H. Drag Along Right. In the event that all of the then outstanding Series B Preferred Stock is converted pursuant to Article IV.D.5. of the Charter, upon such conversion of the Series B Preferred Stock, all of the then outstanding Series H Preferred Stock shall be converted automatically into shares of Conversion Stock, and the holders of Series H Preferred Stock shall surrender all of their stock certificates representing Series H Preferred Stock in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such series of Series H Preferred Stock in accordance with this Section 5.

(4) To approve the reverse-stock split that will result in a reduction in the total number of fully diluted shares of common stock after giving effect to the conversions of preferred stock contemplated by this Agreement and the Voting Agreement.

(5) To approve the change of control resulting from the conversion into common stock of the preferred stock owned collectively by TH Lee Putnam Ventures, L.P. and its affiliates.

(6) To approve the Stock Purchase Agreements, Registration Rights Agreement and related agreements contemplated by the Stock Purchase Agreements entered into between the Company the Series M Purchasers and the transactions contemplated thereby.

(7) To approve any other proposals necessary for the Company to carry out the terms of the Stock Purchase Agreements and the Agreement.

(8) The holders of 2/3 of each Series of Initially Designated Preferred Stock shall waive Section 5 of the Articles and (ii) holders of Series G Preferred Stock shall waive Section 5 of Exhibit A to the Series G Certificate of Designations and holders of Series H Preferred Stock shall waive Section 5 of Exhibit A to the Series H Certificate of Designations, respectively, to the extent that the issuance of Series L Preferred Stock and Series M Preferred stock shall not result in any adjustment to the Conversion Price (as defined in the Articles and in the Series G Preferred Stock Certificate of Designations and the Series H Preferred Stock Certificate of Designations, respectively) as a result of such issuance of Series M Preferred Stock.

(9) To approve an Amended and Restated Certificate of Incorporation which shall be adopted after the conversion of all of the outstanding Initially Designated Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and Series L Preferred Stock, and will provide, among other things, that after such conversion all such shares of Preferred Stock, other than Series M Preferred Stock shall be cancelled and the Series M Preferred Stock shall be redesignated Series A Convertible Preferred Stock.

Annex B

Voting Agreement — See attached.